EXHIBIT 23.3

[SCHLUMBERGER DATA & CONSULTING SERVICES LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Data and Consulting Services Division of Schlumberger Technology Corporation hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Chesapeake Energy Corporation to be filed on or about June 22, 2007, of information from our reserve report dated February 26, 2007, entitled “Reserve and Economic Evaluation of Proved Reserves of Certain Chesapeake Energy Corporation Oil and Gas Properties as of December 31, 2006.”

DATA & CONSULTING SERVICES

DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

By:/s/ Charles M. Boyer II, P.G.

Charles M. Boyer II, P.G., C.P.G., C.C.G.

Operations Manager, Pittsburg Consulting Services

June 22, 2007